UNITED STATES
                        SECURITIES AND EXHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 36)*

                         TUBOS DE ACERO DE MEXICO, S.A.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    898592506
                                 (CUSIP Number)

                            Mr. Fernando R. Mantilla
           Av. Leandro N. Alem 1067, 28th Floor, 1001 - Buenos Aires,
                          Argentina (54-11) 4018-2245
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 March 31, 2003
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not bee deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                  ROBERTO ROCCA
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization ITALY
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) IN

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                 SIDERCA Sociedad Anonima Industrial y Comercial
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization ARGENTINA
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                            SIDERCA INTERNATIONAL ApS
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization DENMARK
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                        ROCCA & PARTNERS Sociedad Anonima
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                SAN FAUSTIN N.V.
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization NETHERLANDS ANTILLES
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                 SIDERTUBES S.A.
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization LUXEMBOURG
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                       I.I.I. INDUSTRIAL INVESTMENTS INC.
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                  TENARIS S.A.
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization LUXEMBOURG
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                  INVERTUB S.A.
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization ARGENTINA
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

CUSIP No. 898592506
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.

          I.R.S. Identification Nos. of above persons (entities only).

                                 SIDTAM LIMITED
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)
--------------------------------------------------------------------------------

     3.   SEC Use Only
--------------------------------------------------------------------------------

     4.   Source of Funds (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
--------------------------------------------------------------------------------

     6.   Citizenship or Place of Organization BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------

Number of           7.   Sole Voting Power    NONE
Shares Bene-        ------------------------------------------------------------
ficially Owned by
Each Reporting      8.   Shared Voting Power: 324,064,223  Shares of TAMSA
Person With              Common Stock (1 ADR=5 shares)
                    ------------------------------------------------------------

                    9.   Sole Dispositive Power NONE
                    ------------------------------------------------------------

                    10. Shared Dispositive Power 324,064,223 Shares of TAMSA Common Stock (1 ADR=5 shares)
--------------------------------------------------------------------------------

     11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          324,064,223
--------------------------------------------------------------------------------

     12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) NOT APPLICABLE
--------------------------------------------------------------------------------

     13.  Percent of Class Represented by Amount in Row (11) 94.50%
--------------------------------------------------------------------------------

     14.  Type of Reporting Person (See Instructions) CO

          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                        AMENDMENT No. 36 TO SCHEDULE 13D

This Amendment No. 36 amends the Statement on Schedule 13D originally filed on September 24, 1992 and amended and restated as of November 11, 2002, as amended ("Schedule 13D"), on behalf of Roberto Rocca, Siderca Sociedad Anonima, Industrial y Comercial ("Siderca SAIC"), and Siderca International ApS ("Siderca ApS"), together with Rocca & Partners S.A. ("Rocca & Partners"), San Faustin N.V. ("San Faustin"), Sidertubes S.A. ("Sidertubes"), I.I.I. Industrial
Investments Inc. ("III BVI"), Tenaris S.A. ("Tenaris"), Invertub Sociedad Anonima ("Invertub") and Sidtam Limited ("Sidtam") (collectively, "Reporting Persons"), relating to the common shares, without par value (the "TAMSA Shares"), of Tubos de Acero de Mexico, S.A., a Mexican company ("TAMSA").

     Item 2. Identity and Background

No changes except the following:

On January 31, 2003, the board of directors of Tenaris approved the appointment of Tenaris's principal corporate officers effective immediately. Reference is made to the press release issued by Tenaris on January 31, 2003, announcing the appointment of these corporate officers. An updated list of the directors and executive officers of Tenaris and the information required by subparagraphs (a) through (c) and subparagraph (f) of Item 2 of Schedule 13D, as such information pertains to the directors and executive officers of Tenaris, is set forth on Schedule A and is hereby incorporated herein by reference. To the best knowledge of the Reporting Persons, none of the executive officers of Tenaris has during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Item 4. Purpose of the Transaction

Reference is made to the press release issued by Tenaris on March 31, 2003, announcing that, subject to the approvals of the U.S. and Mexican securities regulators and TAMSA's extraordinary shareholders meeting, Tenaris intends to effect an exchange of its shares and ADSs for any TAMSA shares and ADSs not held by Tenaris or its affiliates in accordance with Mexican and U.S. laws. Tenaris also reported in its March 31, 2003 press release that it currently does not expect to obtain the requisite approvals, and consequently be in a position to effect any exchange of shares and ADSs, prior to June 2003.

     Item 5. Interest in Securities of the Issuer

No changes.

     Item 7. Material to be Filed as Exhibits

The press release of Tenaris, dated January 31, 2003, announcing the appointment of its audit committee and principal corporate officers, is filed as an exhibit hereto.

The press release of Tenaris, dated March 31, 2003, announcing Tenaris's intent to effect an exchange of its shares and ADSs for any TAMSA shares and ADSs not held by Tenaris or its affiliates, is filed as an exhibit hereto.

Powers of attorney for Tenaris S.A., I.I.I. Industrial Investments Inc. and Invertub S.A. are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 34 to the Schedule 13D. Powers of attorney for each of the other Reporting Persons are incorporated by reference into this Amendment to the ones filed as exhibits to Amendment No. 23 to the Schedule 13D of Siderca ApS.

The written  agreement of the  Reporting  Persons  related to the filing of this
Schedule 13D as required by Rule 13d-k(1)(iii) is included in the signature pages hereto and is hereby filed as an exhibit hereto.

                                                                      Schedule A

                                  Tenaris S.A.

-------------------------------------------------------------------------------------------------------------------
Executive Officers              Business Address                Present Principal              Citizenship
                                                                Occupation
-------------------------------------------------------------------------------------------------------------------
Roberto Rocca - Chairman        Av. Leandro N. Alem 1067,       Honorary Chairman of San       Italian
of the Board of Directors       Buenos Aires - Argentina        Faustin N.V., President
                                                                of Dalmine and President
                                                                of Siderca
-------------------------------------------------------------------------------------------------------------------
Paolo Rocca - President and     Av. Leandro N. Alem 1067,       President and Chief            Italian
Chief Executive Officer         Buenos Aires - Argentina        Executive Officer of
                                                                Tenaris
-------------------------------------------------------------------------------------------------------------------
Carlos Condorelli -Chief        Av. Leandro N. Alem 1067,       Chief Financial Officer        Argentine
Financial Officer               Buenos Aires - Argentina        of Tenaris
-------------------------------------------------------------------------------------------------------------------
Cecilia Bilesio - Corporate     Edificio Parque Reforma,        Corporate Secretary of         Argentine
Secretary                       Campos Eliseos 400, 11560       Tenaris
                                Mexico, D.F., Mexico
-------------------------------------------------------------------------------------------------------------------
Directors                       Business Address                Present Principal              Citizenship
                                                                Occupation
-------------------------------------------------------------------------------------------------------------------
Roberto Bonatti                 Av. Leandro N. Alem 1067,       President of San Faustin       Italian
                                Buenos Aires - Argentina        N.V.
-------------------------------------------------------------------------------------------------------------------
Carlos Franck                   Av. Leandro N. Alem 1067,       President of  Santa Maria      Argentine
                                Buenos Aires - Argentina        S.A.I.F.
-------------------------------------------------------------------------------------------------------------------
Pedro Pablo Kuczynski           2665 South Bay Shore            President and Chief            Peruvian
                                Drive, Suite 1101               Executive Officer, Latin
                                Coconut Grove                   America Enterprise Fund,
                                Miami, Florida 33133            USA
                                USA
-------------------------------------------------------------------------------------------------------------------
Bruno Marchettini               Av. Leandro N. Alem 1067,       Director of Siderar S.A.,      Italian
                                Buenos Aires - Argentina        and director of Siderca
-------------------------------------------------------------------------------------------------------------------
Gianfelice Mario Rocca          Av. Leandro N. Alem 1067,       Chairman of San Faustin        Italian
                                Buenos Aires - Argentina        N.V.
-------------------------------------------------------------------------------------------------------------------
Paolo Rocca                     Av. Leandro N. Alem 1067,       President and Chief            Italian
                                Buenos Aires - Argentina        Executive Officer of
                                                                Tenaris
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Roberto Rocca                   Av. Leandro N. Alem 1067,       Honorary Chairman of San       Italian
Chairman of the Board of        Buenos Aires - Argentina        Faustin N.V., President
Directors                                                       of Dalmine and President
                                                                of Siderca
-------------------------------------------------------------------------------------------------------------------
Jaime Serra Puche               Prol. Paseo de la Reforma       A partner in S.A.I.            Mexican
                                600, Desp. 103                  Consultores S.C., Mexico
                                01210-Mexico D.F.
-------------------------------------------------------------------------------------------------------------------
Amadeo Vazquez y Vazquez        Austria 2670-3(0)piso,          President of Telecom           Argentine
                                (1425) Buenos Aires -           Argentina, a director of
                                Argentina                       Siderca, a director of
                                                                BBVA Banco Frances S.A.,
                                                                a member of the board of
                                                                the Buenos Aires Stock
                                                                Exchange, Vice President
                                                                of the Fundacion
                                                                Mediterranea and
                                                                Vice-President Finance
                                                                of Tenaris
-------------------------------------------------------------------------------------------------------------------
Guillermo F. Vogel              Edificio Parque Reforma,        Vice Chairman of Tamsa         Mexican
                                Campos Eliseos 400, 11560       and Vice-President
                                Mexico, D.F., Mexico            Finance of Tenaris
-------------------------------------------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROBERTO ROCCA to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by ROCCA & PARTNERS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SAN FAUSTIN N.V. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by I.I.I. INDUSTRIAL INVESTMENTS Inc. to sign this statement, certify that the information set forth in this
Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERTUBES S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima, TENARIS S.A. and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by TENARIS S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by INVERTUB S.A. to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA SOCIEDAD ANONIMA INDUSTRIAL Y COMERCIAL to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA INTERNATIONAL ApS, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB S.A. and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDERCA INTERNATIONAL ApS to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERTUBES S.A., I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A., INVERTUB Sociedad Anonima and SIDTAM LIMITED.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I, Fernando Mantilla, attorney duly authorized by SIDTAM LIMITED to sign this statement, certify that the information set forth in this Schedule 13D is true, complete and correct.

     Pursuant to Rule  13d-1(k)(1),  the undersigned joins in the filing of this
Schedule 13D on his own behalf and on behalf of Roberto ROCCA, ROCCA & PARTNERS S.A., SAN FAUSTIN N.V., SIDERCA Sociedad Anonima Industrial y Comercial, SIDERCA INTERNATIONAL ApS, I.I.I. INDUSTRIAL INVESTMENTS Inc., TENARIS S.A. INVERTUB Sociedad Anonima and SIDERTUBES S.A.

April 2, 2003

                                                 /s/ Fernando Mantilla
                                                 -------------------------------
                                                 Fernando Mantilla
                                                 Attorney-in-fact

Exhibit index:

99.1 Press release of Tenaris, dated January 31, 2003, announcing the appointment of its audit committee and principal corporate officers

99.2 Press release of Tenaris, dated March 31, 2003, announcing Tenaris's intent to effect an exchange of its shares and ADSs for any TAMSA shares and ADSs not held by Tenaris or its affiliates

99.3   Powers of attorney  (incorporated  by reference to Amendments  No. 23 and
       34)

99.4   Written agreement of the Reporting Persons (included in signature pages)